EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” in the Registration Statement (Form S-3) and related prospectus of Upland Software, Inc. for the registration of debt securities, common stock, preferred stock, depository shares, warrants and rights and to the incorporation by reference therein of our reports dated March 2, 2020, with respect to the consolidated financial statements of Upland Software, Inc., and the effectiveness of internal control over financial reporting of Upland Software, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

August 10, 2020